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                                                                       EXHIBIT 8



                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                            303 Peachtree Street, NE
                           Atlanta, Georgia 30308-3242
                                 (404) 521-3939


                                 August 5, 1999


Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

         Re: Registration Statement for Zero Coupon Convertible Preferred Stock due 2013

Dear Sirs:

         We have acted as counsel to Nextel Communications, Inc. (the "Company") in connection with the registration statement on Form S-3, to which this opinion appears as Exhibit 8, which includes the prospectus of the Company relating to the offering by the selling stockholders named therein (the "Offering") of the Company's Zero Coupon Convertible Preferred Stock due 2013 (the "Preferred Stock") and the Class A common stock, par value $.001 per share (the "Common Stock"), issuable upon conversion of the Preferred Stock (collectively, the Preferred Stock and Common Stock are referred to herein as the "Shares").

         We hereby confirm that the opinion expressed in "VIII. United States Federal Tax Consequences" is our opinion.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the registration statement and to the reference to this firm in the prospectus constituting part of the registration statement.

                                                 Very truly yours,

                                                 /s/ Jones, Day, Reavis & Pogue